Forgent Announces the Results for the 2006 Fiscal First Quarter

$2.9 Million in IP License Revenues: NetSimplicity Software Revenues Grew by 19%

AUSTIN, TX -- 12/02/2005 -- Forgent™ Networks (NASDAQ: FORG) today announced results for the 2006 fiscal first quarter ended Oct. 31, 2005. During the quarter, the company reported a loss of $0.05 per share on total revenues of approximately $3.6 million. Other items for the quarter include:

-- Increased revenues from the intellectual property licensing program to more than $2.9 million over prior quarter
-- Grew NetSimplicity revenues by 19% to over $0.7 million over prior quarter
-- Maintained cash, cash equivalents and short-term investments of approximately $17.3 million

"We are pleased with the '672 Patent licensing revenue and continue to see activity in this important area. We are also seeing positive progress with respect to the litigation of both the '672 and '746 Patents," said Richard Snyder, chairman and CEO of Forgent. "We continue to license our technology, grow software sales, as well as maintain a solid cash position."

Intellectual Property

The intellectual property business generated revenues of approximately $2.9 million for the first quarter of fiscal 2006, compared to $0.3 million for the fiscal fourth quarter of 2005.

U.S. Patent No. 4,698,672 ('672 Patent)

Forgent has pending litigation against approximately 40 companies for infringement of U.S. Patent No. 4,698,672 ('672 Patent) in the United States District Court for the Northern District of California. The '672 Patent relates to digital image compression used in digital still image devices that compress, store, manipulate, print or transmit digital still images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners, and certain software applications. Following the filing of the litigation, six companies have entered into license or settlement agreements.

During the quarter Judge Jeremy D. Fogel of the United States District Court for the Northern District of California, San Jose division, reconfirmed a Markman hearing on claim construction for February 13, 2006. The Court also placed Microsoft Corporation (NASDAQ: MSFT) on the claims construction schedule. Claim construction is the process by which specific terms in the patent are given precise meaning for the case.

Subsequent to the quarter end, Forgent announced it had retained Susman Godfrey LLP ("Susman") to head its legal team regarding the licensing and litigation of the '672 Patent. Susman was founded over 25 years ago and has approximately 70 lawyers in Houston, Dallas, Seattle, and Los Angeles. The firm is dedicated to winning lawsuits and has won numerous actions with a cumulative dollar amount to date that exceeds $2 billion.

U.S. Patent No. 6,285,746 (the '746 Patent)

Forgent has pending litigation against approximately 15 companies for infringement of U.S. Patent No. 6,285,746 (the '746 Patent) in the United States District Court for the Eastern District of Texas, Marshall Division. The '746 Patent, which expires on May 21, 2011, relates to a computer controlled video system allowing playback during recording.

After the quarter end, at a case management proceeding on Nov. 8, 2005, Judge Leonard Davis of the United States District Court for the Eastern District of Texas, Marshall Division set a Markman hearing on claim construction for July 2006 and set a trial date of Feb. 7, 2007. The Court also transferred and consolidated the Scientific-Atlanta Inc. (NYSE: SFA) and Motorola Inc. (NYSE: MOT) case with the Marshall case.

Since its inception over three years ago, Forgent's intellectual property program has generated more than $100 million in revenues primarily from licensing the '672 Patent to more than 50 different companies in Asia, Europe and the United States. The company's patent portfolio includes the combined inventions of Compression Labs, Inc., VTEL Corporation, and Forgent Networks, Inc.

Software

The NetSimplicity software business grew by approximately 19% to $0.7 million for the first quarter of fiscal 2006, compared to $0.6 million for the fiscal fourth quarter of 2005. NetSimplicity added over 100 new customers during the quarter ranging from Fortune 500 companies to professional firms, educational institutions, medical facilities, and non-profits.

NetSimplicity increased its customers to more than 1,900 worldwide. The company provides a low-cost, high-value software application to small and medium businesses and divisions of large enterprises. NetSimplicity sells Meeting Room Manager and other high-value business applications, such as IT asset management, via its same low-cost e-marketing and telesales model.

Fiscal First Quarter Results

Revenue was $3.6 million for the fiscal first quarter compared to $0.9 million for the 2005 fiscal fourth quarter, reflecting the inherent unpredictability of intellectual property licensing revenues. Overall operating expenses were approximately $2.8 million and essentially flat compared to the 2005 fiscal fourth quarter. The company had a net loss of $1.4 million or $0.05 per share for the first fiscal quarter of 2006 compared to a net loss of $2.9 million or $0.12 per share for the fourth quarter of 2005. Cash, cash equivalents and short-term investments were approximately $17.3 million.

Outlook

Forgent expects to continue to generate license revenues in the 2006 fiscal year and fiscal second quarter. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the pending litigation.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Fri, Dec. 2, 2005, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook. To take part, dial 800-510-0219 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 94493149. International callers should dial 617-614-3451 and use a pass code of 94493149. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent's web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent's intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent's software division, NetSimplicity provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties, and actual results in future periods may differ materially from those currently expected. Some of the factors that could cause actual results to differ materially include changes in the general economy or in our industry, rapid changes in technology; sales cycle and product implementations; risks associated with transitioning to a new business model and the subsequent limited operating history; the possibility of new entrants into our software markets, the possibility that the market for the sale of certain software and services may not develop as expected; or that development of these software and services may not proceed as planned; the risks associated with the company's license program, and including risks of litigation involving intellectual property, patents and trademarks. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

               Forgent Networks Consolidated Balance Sheets
               (Amounts in thousands, except per share-data)

                                                  OCTOBER 31,  JULY 31,
                                                     2005       2005
                                                 ----------  ----------
                                                 (UNAUDITED)
                  ASSETS
Current Assets:
  Cash and equivalents, including restricted
   cash of $650 at October 31, 2005 and
   July 31, 2005                                 $   15,920  $   15,861
  Short-term investments                              1,389       1,487
  Accounts receivable, net of allowance for
   doubtful accounts of $3 and $10 at
   October 31, 2005 and July 31, 2005,
   respectively                                         694         471
  Prepaid expenses and other current assets             293         266
                                                 ----------  ----------
    Total Current Assets                             18,296      18,085

Property and equipment, net                           1,656       1,957
Intangible assets, net                                   23          33
Other assets                                             27          27
                                                 ----------  ----------
                                                 $   20,002  $   20,102
                                                 ==========  ==========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                               $    3,170  $    1,856
  Accrued compensation and benefits                     527         590
  Other accrued liabilities                           1,196       1,209
  Notes payable, current position                       356         355
  Deferred revenue                                      568         517
                                                 ----------  ----------
    Total Current Liabilities                         5,817       4,527

Long-Term Liabilities:
   Deferred revenue                                      10           4
   Other long-term obligations                        2,177       2,280
                                                 ----------  ----------
    Total Long-Term Liabilities                       2,187       2,284

Stockholders' Equity:
  Preferred stock, $.01 par value;
   10,000 shares authorized; none issued
   or outstanding                                        --          --
     Common stock, $.01 par value; 40,000 shares
      authorized; 26,970 and 26,967 shares issued;
      25,180 and 25,177 shares outstanding at
      October 31, 2005 and July 31, 2005,
      respectively                                      269         269
  Treasury stock at cost, 1,790 shares at
   October 31, 2005 and July 31, 2005                (4,815)     (4,815)
  Additional paid-in capital                        265,105     265,020
  Accumulated deficit                              (248,581)   (247,199)
  Accumulated other comprehensive income                 20          16
                                                 ----------  ----------
    Total Stockholders' Equity                       11,998      13,291
                                                 $   20,002  $   20,102
                                                 ==========  ==========

          Forgent Networks Consolidated Statements of Operations
               (Amounts in thousands, except per-share data)

                                                  FOR THE THREE
                                                  MONTHS ENDED
                                                   OCTOBER 31,
                                                 2005       2004
                                              ----------  ----------
                                                   (UNAUDITED)
REVENUES:
  Intellectual property licensing             $    2,916  $    5,923
  Software & services                                731         436
                                              ----------  ----------
    Total Revenues                                 3,647       6,359

COST OF SALES:
  Intellectual property licensing                  2,087       2,928
  Software & services                                194         205
                                              ----------  ----------
    Total Cost of Sales                            2,281       3,133

GROSS MARGIN                                       1,366       3,226

OPERATING EXPENSES:
  Selling, general and administrative              2,685       2,569
  Research and development                           129          69
  Amortization of intangible assets                   10          12
                                              ----------  ----------
    Total Operating Expenses                       2,824       2,650

(LOSS) INCOME FROM OPERATIONS                     (1,458)        576

OTHER INCOME AND (EXPENSES):
  Interest income                                     98          68
  Other                                              (17)        (12)
                                              ----------  ----------
    Total Other Income and (Expenses)                 81          56

(LOSS) INCOME FROM CONTINUING OPERATIONS,
  BEFORE INCOME TAXES                             (1,377)        632
  Provision for income taxes                          (5)        (14)
                                              ----------  ----------
(LOSS) INCOME FROM CONTINUING OPERATIONS          (1,382)        618
  Loss from discontinued operations,
   net of income taxes                                --        (230)
                                              ----------  ----------
NET (LOSS) INCOME                             $   (1,382) $      388
                                              ==========  ==========
BASIC AND DILUTED (LOSS) INCOME PER SHARE:
  (Loss) income per share from continuing     ==========  ==========
    operations - basic and diluted            $    (0.05) $     0.02
                                              ==========  ==========
  (Loss) income per share from discontinued
    operations - basic and diluted            $     0.00  $     0.00
                                              ==========  ==========
  Net (loss) income per share -
   basic and diluted                          $    (0.05) $     0.02
                                              ==========  ==========
WEIGHTED AVERAGE SHARE OUTSTANDING:
  Basic                                           25,178      24,893
                                              ==========  ==========
  Diluted                                         25,178      24,933
                                              ==========  ==========

Investor contact:
Michael Noonan
512.437.2476
michael_noonan@forgent.com

Media contact:
Lee Higgins
512.794-8600
lee@petersgrouppr.com